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Ocwen Financial Corporation
1675 Palm Beach Lakes Boulevard
West Palm Beach, FL 33401
NYSE Symbol: OCN                                                      Exhibit 99
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NEWS RELEASE:     IMMEDIATE                                     January 27, 1998

OCWEN FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND 1997 RESULTS

Ocwen Financial Corporation ("Ocwen" or the "Company") reported record net income for the year ended December 31, 1997 of $78.9 million, up 57% from 1996. Diluted earnings per share were $1.39 for the year ended December 31, 1997 versus $0.94 for 1996. The Company achieved a 2.78% return on assets during 1997, a 9% increase over that of 1996. In addition, the Company generated a 27.22% return on equity for the year ended December 31, 1997, which declined from the 31.08% return on equity earned during 1996 as a result of the strengthening of the Company's equity to assets ratio during 1997.

William C. Erbey, Chairman and Chief Executive Officer, said, "1997 was a banner year for Ocwen, with earnings reaching a record high. We are pleased with our fourth quarter results, especially in view of the excellent results achieved in the fourth quarter of last year, and the fact that our earnings have increased during each quarter of 1997." Net income for the fourth quarter of 1997 was $22.9 million, 8% lower than the fourth quarter of 1996 and diluted earnings per share for the quarter were $0.37 versus $0.46 for the same period a year ago.

FOURTH QUARTER AND 1997 RESULTS AT A GLANCE           Fourth Quarter                     Year
--------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data     1997           1996           1997            1996
--------------------------------------------------------------------------------------------------------
Revenues......................................   $ 84,689       $ 60,283       $ 263,798      $ 153,357
Provision for loan losses.....................    (10,479)        (3,611)        (32,218)       (22,450)
Expenses......................................    (45,197)       (22,520)       (132,042)       (69,606)
Income tax expense ...........................     (6,398)        (9,092)        (21,309)       (11,159)
Minority interest.............................        319             --             703             --
Net income....................................     22,934         25,060          78,932         50,142
Earnings per share:
  Basic.......................................       0.38           0.47            1.40           0.99
  Diluted.....................................       0.37           0.46            1.39           0.94
--------------------------------------------------------------------------------------------------------

ALL REFERENCES BELOW REGARDING CHANGES ARE BASED ON COMPARISONS TO THE SAME PERIOD A YEAR AGO.

Revenues rose $24.4 million or 40% in the fourth quarter of 1997 from a year ago and were up 72% for 1997.

o Net interest income before provision for loan losses increased $17.0 million or 104% to $33.4 million in the fourth quarter of 1997. The increase in net interest income during the fourth quarter of 1997 was largely due to a 40% increase in the average balance of interest-earning assets, primarily discount loans, and a 162 basis point increase in net interest margin due largely to additional interest received in connection with the payoff of loans held in the loan portfolio. In 1997, net interest income increased $38.5 million or 50% to $116.2 million. The increase in net interest income during 1997 was due to a 48% increase in the average balance of interest-earning assets, primarily discount loans.

o Non-interest income increased $33.0 million or 306% to $43.8 million in the fourth quarter of 1997. This increase is due primarily to a $32.0 million increase in gains on sales of interest earning assets and a $5.7 million increase in servicing fees and other charges which reflects a significant increase in loans serviced for others. In 1997, non-interest income rose 232% to $123.9 million.

--------------------------------------------------------------------------------
Contact                       Christine A. Reich                  (561) 681-8569
--------------------------------------------------------------------------------

o Equity in earnings of the Company's investment in joint ventures amounted to $7.5 million in the fourth quarter of 1997 as compared to $33.1 million in the fourth quarter of 1996, a decline of $25.6 million or 77%. Included in earnings for the fourth quarter of 1997 is a gain of $5.5 million resulting from the securitization of $26.6 million of discount loans, as compared to a gain of $28.5 million related to the securitization of $505.5 million of single-family discount loans in the fourth quarter of 1996. Equity in earnings of investment in joint ventures amounted to $23.7 million for 1997 as compared to $38.3 million for 1996.

Provision for loan losses increased by $6.9 million to $10.5 million as a result of a strengthening in reserves during the fourth quarter of 1997.

Expenses rose $22.7 million or 101% in the fourth quarter of 1997 and $62.4 million or 90% for the year which reflects the growth in the Company. During the fourth quarter of 1997:

o Compensation and employee benefits increased $6.6 million or 42% primarily due to a 115% increase in the average number of employees;

o    Occupancy and equipment expense increased $3.3 million or 130%; and

o Distributions on capital securities amounted to $3.4 million as compared to $0 in 1996.

RECENT DEVELOPMENTS

         On October 3, 1997 the Company, as part of a larger transaction involving the Company and BlackRock Capital Finance L.P. ("BlackRock"), completed the securitization of 302 small commercial mortgage loans with an aggregate unpaid principal balance of $62.7 million. The Company recorded total gains of $2.0 million on the sale of the senior classes of securities in connection with this transaction. The Company has retained an interest in the related subordinated securities.

         On October 24, 1997, Ocwen Federal Bank FSB (the "Bank"), entered into an agreement to act as a special loan servicer to sub-service approximately $75.0 million of 90-day-plus delinquent domestic loans for which Cityscape Corp. ("Cityscape") is the servicer under various securitizations. Cityscape transferred to the Bank the special servicing of approximately 1,200 non-performing loans on January 16, 1998.

         On October 29, 1997, the Company's Board of Directors approved a 2-for-1 stock split of its issued and outstanding common stock, par value $.01 per share. The Company effected the stock split through the distribution of authorized but unissued shares of its common stock on November 20, 1997, to holders of record of its common stock at the close of business on November 12, 1997. All references herein to the number of shares and per share amounts have been adjusted retroactively for the stock split.

         On November 6, 1997, the Company acquired Amos, Inc., a Connecticut based company engaged primarily in the development of mortgage loan servicing software. Amos' products are Microsoft Windows based, client/server architecture and feature real-time processing, year 2000 compliance, a scaleable database platform and strong workflow capabilities. The aggregate purchase price was $9.7 million, including $4.9 million which is contingent on Amos, Inc. meeting certain software development performance criteria.

         On December 3, 1997, the Company purchased 2,705 additional shares of common stock of Ocwen Financial Services, Inc. ("OFS") for $15.0 million, increasing its ownership from 80.0% to 93.7%. OFS is engaged in sub prime single-family residential lending which is conducted through offices located in various cities around the country.

         On December 17, 1997, the Company together with BCBF LLC ("LLC"), a limited liability company formed in March 1996 between the Bank and BlackRock, and unaffiliated entities completed the securitization of 8,378 single-family loans with an aggregate unpaid principal balance of $458.4 million. The Bank contributed 3,631 loans with an aggregate unpaid principal balance of $203.4 million and the LLC contributed 534 loans with an aggregate unpaid principal balance of $26.6 million. The Company recognized a total gain of $29.9 million in connection with this transaction, of which $24.4 million is included as gains on sale of interest earning assets and $5.5 million is included as equity in earnings in investment in joint venture. The Company has retained an interest in the related subordinated securities.

         In December, 1997 the Company completed the securitization of 1,834 sub-prime single-family residential mortgage loans with an aggregate unpaid principal balance of $208.8 million. The Company recorded total gains of $9.0 million on the sale of the senior classes of securities in connection with this transaction. The Company continues to service the loans for a fee and has retained an interest in the related residual class security.

         On January 20, 1998, the Company acquired DTS Communications, Inc. ("DTS"), a real estate technology company located in San Diego, California, for a purchase price of $13.0 million in cash, common stock of the Company and repayment of certain indebtedness. DTS has developed technology tools to automate real estate transactions over the Internet. DTS has been recognized by Microsoft Corporation for the Microsoft component-based architecture to facilitate EDI (Electronic Data Interchange). The Company plans to enhance the DTS products by combining features from its proprietary software systems for loan default management and loss mitigation with DTS's open standards architecture and offer the technology to the mortgage industry. The common stock of the Company issued in the acquisition was acquired from affiliates of the Company at the same price per share as was used to calculate the number of shares issued in the acquisition.

THE REMAINDER OF THIS RELEASE CONTAINS INFORMATION ON SPECIFIC AREAS OF RESULTS, A FINANCIAL SUMMARY, AND THE CONSOLIDATED FINANCIAL STATEMENTS.

REVENUES

NET INTEREST INCOME

Interest income of $73.7 million for the fourth quarter of 1997 increased by $23.4 million or 47% over that of the fourth quarter of 1996 as a result of a $735.9 million or 40% increase in the average balance of interest-earning assets, of which $579.0 million is related to discount loans, and a 50 basis point increase in the average yield earned. The average yield on interest-earning assets was 11.50% and 11.00% in the fourth quarter of 1997 and 1996, respectively, and 11.50% and 12.07% in the twelve months ended December 31, 1997 and 1996, respectively. The increase in yield for the three months ended December 31, 1997 is primarily attributable to the loan portfolio which realized $5.9 million of additional interest received in connection with the payoff of four loans secured by hotel and office properties. The decline in yield for the twelve months ended December 31, 1997 was primarily attributable to a $449.3 million increase in the average balance of single-family discount loans held coupled with the Company's decision to cease accretion of discount on such loans effective January 1, 1997. As a result of the Company's decision to cease accretion of discount, the Company now recognizes income on its nonperforming single-family loans at the time of payoff or sale rather than over the anticipated holding period, which is consistent with its revenue recognition practices on nonperforming commercial loans.

Interest expense of $40.3 million for the fourth quarter of 1997 increased by $6.4 million or 19% over the comparable period in the prior year as a result of a $423.8 million or 22% increase in the average balance of interest-bearing liabilities, of which $307.6 million is related to certificates of deposit. For the twelve months ended December 31, 1997, interest expense amounted to $156.3 million, a $40.1 million or 35% increase over the same period of the prior year. The average rate paid on interest-bearing liabilities was 6.77% and 6.92% in the fourth quarter of 1997 and 1996, respectively, and 6.69% and 6.61% in the twelve months ended December 31, 1997 and 1996, respectively.

As a result of the above, net interest income before provision for loan losses of $33.4 million for the fourth quarter of 1997 increased by $17.0 million or 104% from the fourth quarter of 1996 and the net interest margin for the fourth quarter of 1997 increased to 5.21% from 3.59% for the fourth quarter of 1996. Net interest income of $116.2 million for the twelve months ended December 31, 1997 increased $38.5 million or 50% over the comparable period of the prior year and the net interest margin increased 7 basis points to 4.91%.

EQUITY IN EARNINGS OF INVESTMENT IN JOINT VENTURE

During the fourth quarter of 1997, the Company recorded $7.5 million of income related to its investment in joint ventures as compared to $33.1 million in the fourth quarter of 1996. The Company's pro rata share of the income from the joint ventures in the fourth quarter of 1997 consisted primarily of a $5.5 million net gain related to the securitization of single-family residential loans. Included in equity in earnings of investment in joint venture for the fourth quarter of 1996 is a gain of $28.5 million related to the securitization of $505.5 million of single-family discount loans. Equity in earnings of investment in joint ventures amounted to $23.7 million for the twelve months ended December 31, 1997 and includes a $9.2 million net gain related to the securitization of single-family residential loans in the first quarter and the recapture of $5.1 million of valuation allowances established in 1996 by the Company on its equity investment in joint ventures as a result of the resolution and securitization of loans. The Company acts as the servicer for the loans previously securitized.

NON-INTEREST INCOME

Non-interest income of $43.8 million for the fourth quarter of 1997 increased by $33.0 million from that of the fourth quarter of 1996 primarily due to a $32.0 million increase in gains on sales of interest-earning assets and a $5.7 million increase in servicing fees and other charges offset in part by a $4.0 million decrease in other income due primarily to a $4.9 million gain during the fourth quarter of 1996 included in other income recognized in connection with the sale of an investment in a low-income housing tax credit project. Gains on sales of interest-earning assets, net, for the fourth quarter of 1997 of $36.1 million is primarily comprised of a $24.4 million net gain recognized in connection with the securitization of 3,631 single-family discount loans with an aggregate unpaid principal balance of $203.4 million, a $9.0 million gain recognized in connection with the securitization of 1,834 sub-prime single-family residential mortgage loans with an aggregate unpaid principal balance of $208.8 million and a $2.0 million net gain recognized in connection with the securitization of 302 small commercial mortgage loans with an aggregate unpaid principal balance of $62.7 million.

Non-interest income of $123.9 million for 1997 increased by $86.6 million as compared to 1996. Gains on sales of interest-earning assets for 1997 increased by $60.5 million as compared to 1996 and includes gains of $9.5 million, $16.8 and $24.4 million earned during the first, second and fourth quarters, respectively, in connection with the securitization of discount mortgage loans. Servicing fees and other charges increased $21.2 million during 1997 as compared to 1996. The increases in servicing fees and other charges reflect an increase in loan servicing and related fees as a result of an increase in loans serviced for others. The average unpaid principal balance of loans serviced for others amounted to $4.69 billion and $1.62 billion during the fourth quarter of 1997 and 1996, respectively, and $3.11 billion and $887.9 million during 1997 and 1996, respectively. At December 31, 1997 Ocwen serviced loans for third parties totaling $5.5 billion.

PROVISION FOR LOAN LOSSES

The Company's provision for loan losses amounted to $10.5 million and $3.6 million for the fourth quarter of 1997 and 1996, respectively, and $32.2 million and $22.5 million for the twelve months ended December 31, 1997 and 1996, respectively. At December 31, 1997 Ocwen had allowances for losses of $23.5 million and $3.7 million on its discount loan and loan portfolios, respectively, which amounted to 1.6% and 1.4% of the respective balances. The Company maintained reserves of 1.1% and 0.9% on its discount loans and loan portfolios, respectively, at December 31, 1996.

EXPENSES

NON-INTEREST EXPENSE

Non-interest expense of $41.8 million for the fourth quarter of 1997 increased by $19.3 million or 86% as compared to the same period for 1996. Compensation and employee benefits increased by $6.6 million primarily due to a 115% increase in the average number of employees to 1,104 from 513, offset in part by a $2.6 million decrease in the accrual for employee profit sharing expense. Occupancy and equipment expense increased $3.3 million primarily due to an increase in data processing costs, general office equipment expenses and rent expense, all largely attributable to the increase in leased corporate and loan production office space and the increase in employees discussed above. Other operating expenses increased $6.1 million primarily due to a $1.4 million increase in due diligence costs, a $1.5 million increase in professional fees and a $679,000 increase in loan related expenses.

Non-interest expense of $126.8 million for 1997 increased $57.2 million or 82% over the comparable period in the prior year, with compensation and employee benefits accounting for $38.5 million of the increase and occupancy and equipment accounting for $8.7 million of the increase. Non-interest expenses for 1996 include a $7.1 million assessment in the third quarter to recapitalize the Savings Association Insurance Fund.

DISTRIBUTIONS  ON  COMPANY-OBLIGATED,   MANDATORILY   REDEEMABLE  SECURITIES  OF
SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY

In August 1997, Ocwen Capital Trust I, a wholly owned subsidiary of Ocwen, issued $125.0 million of 10 7/8% Capital Securities. Distributions on the Capital Securities accrue from the date of original issuance and are payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10 7/8% of the liquidation amount of $1,000 per capital security. Distributions accrued amounted to $3.4 million and $5.2 million during the three and twelve months ended December 31, 1997, respectively, as compared to $0 for 1996.

INCOME TAXES

Income tax expense amounted to $6.4 million and $9.1 million during the fourth quarter of 1997 and 1996, respectively, and $21.3 million and $11.2 million for the twelve months ended December 31, 1997 and 1996, respectively. The Company's income tax expense is reported net of tax credits of $4.5 million and $2.1 million for the fourth quarter of 1997 and 1996, respectively, and $14.9 million and $9.3 million for the twelve months ended December 31, 1997 and 1996, respectively, resulting from investments in low-income housing tax credit interests. Exclusive of such amounts, the Company's effective tax rate amounted to 37.67% and 32.77% during the fourth quarter of 1997 and 1996, respectively, and 36.36% and 33.42% for the twelve months ended December 31, 1997 and 1996, respectively.

ASSETS AND LIABILITIES

At December 31, 1997 the Company had $3.07 billion of total assets as compared to $2.48 billion at December 31, 1996. Ocwen acquired discount loans with a combined total unpaid principal balance of approximately $429.1 million and $1.72 billion during the three and twelve months ended December 31, 1997, respectively, as compared to $439.3 million and $1.11 billion during the three and twelve months ended December 31, 1996, respectively. In addition, Ocwen purchased and originated single-family residential loans to sub-prime borrowers totaling approximately $210.4 million and $590.2 million during the three and twelve months ended December 31, 1997, respectively. At December 31, 1997 the Company had $2.52 billion of total liabilities as compared to $2.28 billion at December 31, 1996. The increase in total liabilities is due largely to obligations outstanding under lines of credit which increased to $118.3 million from $0 at December 31, 1996.

CAPITAL

Stockholders' equity increased $216.1 million or 106% during 1997 from $203.6 million at December 31, 1996 to $419.7 million at December 31, 1997 primarily due to net income of $78.9 million and $142.0 million of proceeds from the sale of 3,450,000 shares of common stock. At December 31, 1997 stockholders' equity included $5.0 million of net unrealized losses on securities available for sale and equity securities, net of related deferred taxes of $6.7 million, compared with $3.5 million of net unrealized gains on securities available for sale at December 31, 1996, net of related deferred taxes of $2.0 million.

ATTACHED ARE THE FINANCIAL SUMMARY, THE AVERAGE BALANCE AND RATE ANALYSIS TABLES AND THE CONSOLIDATED FINANCIAL STATEMENTS.

OCWEN FINANCIAL CORPORATION
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          At or for the Three                       At or for the Twelve
                                                       Months ended December 31,                 Months ended December 31,
                                               ---------------------------------------- ----------------------------------------
                                                                                 %                                        %
                                                                             Increase/                                Increase/
                                                   1997            1996      (Decrease)     1997            1996      (Decrease)
                                               -----------     -----------   ---------- -----------     -----------   ----------
OPERATIONS DATA:
Interest income ............................   $    73,736     $    50,292       47%    $   272,531     $   193,894       41%
Interest expense ...........................        40,313          33,907       19         156,289         116,160       35
                                               -----------     -----------              -----------     -----------
Net interest income ........................        33,423          16,385      104         116,242          77,734       50
Provision for loan losses ..................        10,479           3,611      190          32,218          22,450       44
                                               -----------     -----------              -----------     -----------
   Net interest income after provision for
   loan losses .............................        22,944          12,774       80          84,024          55,284       52
                                               -----------     -----------              -----------     -----------
Servicing fees and other charges ...........         8,479           2,737      210          25,881           4,682      453
Gain on sale of interest-earning assets, net        36,070           4,102      779          82,212          21,682      279
Other non-interest income ..................          (751)          3,956     (119)         15,775          10,939       44
                                               -----------     -----------              -----------     -----------
   Total non-interest income ...............        43,798          10,795      306         123,868          37,303      232
                                               -----------     -----------              -----------     -----------
Compensation and employee benefits .........        22,504          15,873       42          77,573          39,043       99
Occupancy and equipment ....................         5,839           2,543      130          17,657           8,921       98
SAIF recapitalization assessment ...........            --              --       --              --           7,140     (100)
Other non-interest expense .................        13,455           4,104      228          31,563          14,502      118
                                               -----------     -----------              -----------     -----------
   Total non-interest expense ..............        41,798          22,520       86         126,793          69,606       82
                                               -----------     -----------              -----------     -----------
Distributions on Company-obligated,
   mandatorily redeemable securities of
   subsidiary trust holding solely junior
   subordinated debentures of the Company ..         3,399              --       --           5,249              --       --
Equity in earnings of investment in joint
   ventures ................................         7,468          33,103      (77)         23,688          38,320      (38)
                                               -----------     -----------              -----------     -----------
   Income before income taxes ..............        29,013          34,152      (15)         99,538          61,301       62
Income tax expense .........................        (6,398)         (9,092)     (30)        (21,309)        (11,159)      91
Minority interest ..........................           319              --       --             703              --       --
                                               -----------     -----------              -----------     -----------
   Net income ..............................   $    22,934     $    25,060       (8)    $    78,932     $    50,142       57
                                               ===========     ===========              ===========     ===========
KEY RATIOS:
Net interest spread ........................          4.73%           4.08%      16            4.81%           5.46%     (12)%
Net interest margin ........................          5.21%           3.59%      45            4.91%           4.84%       1
Annualized Return  on Average:
   Assets (1)...............................          2.96%           4.27%     (31)           2.78%           2.54%       9
   Equity ..................................         22.40%          52.80%     (58)          27.22%          31.08%     (12)
Efficiency Ratio (2) .......................         49.35%          37.36%      32           48.06%          41.34%      16


AVERAGE BALANCES:
Securities available for sale ..............   $   318,368     $   304,932        4%    $   299,558     $   284,433        5%
Loan portfolio .............................       366,472         388,105       (6)        410,863         328,378       25
Discount loan portfolio ....................     1,452,204         873,178       66       1,283,020         675,345       90
Total interest-earning assets ..............     2,563,977       1,828,115       40       2,369,149       1,605,786       48
Total assets ...............................     3,094,784       2,306,491       34       2,835,514       2,013,283       41

Deposits ...................................     1,924,708       1,619,160       19       1,998,191       1,517,758       32
Total interest-bearing liabilities .........     2,382,522       1,958,748       22       2,336,895       1,756,842       33
Total liabilities ..........................     2,685,290       2,116,637       27       2,545,484       1,851,951       37
Total stockholders' equity .................       409,494         189,854      116         290,030         161,332       80

-----------------------------------
(1) Includes the Company's pro rata share of average assets held by the joint venture.
(2) Before provision for loan losses and SAIF recapitalization assessment, and including equity in earnings of investment in joint venture. Inclusive of the SAIF recapitalization assessment, the efficiency ratio for the 1996 would have been 45.39%.

OCWEN FINANCIAL CORPORATION
AVERAGE BALANCE / RATE ANALYSIS

                                                          Three Months Ended December 31,
                                  ------------------------------------------------------------------------------
                                                  1997                                     1996
                                  -------------------------------------      -----------------------------------
                                  Average                    Annualized      Average                  Annualized
                                  Balance       Interest     Yield/Rate      Balance     Interest     Yield/Rate
                                  --------     ---------     ----------      -------     --------     ----------
                                                             (Dollars in thousands)
 AVERAGE ASSETS:
 Federal funds sold and
   repurchase agreements........  $ 121,190     $ 1,663            5.49%    $  67,805    $   842           4.96%
 Securities available for sale..    318,368       5,775            7.26       304,932      6,978           9.15
 Securities held for trading....         --          --              --        63,164      1,216           7.70
 Loans available for sale ......    257,730       7,277           11.29       103,488      2,923          11.30
 Loan portfolio.................    366,472      16,910           18.46       388,105     10,084          10.39
 Discount loan portfolio........  1,452,204      40,809           11.24       873,178     27,313          12.51
 Investment securities and
   other........................     48,013       1,302           10.85        27,443        936          13.66
                                 ----------     -------           -----    ----------    -------          -----
   Total interest-earning
     assets, interest income....  2,563,977      73,736           11.50     1,828,115     50,292          11.00
                                                -------                                  -------
 Non-interest  earning cash.....     23,153                                     5,601
 Allowance for loan losses......    (24,672)                                  (16,343)
 Investments in
   low-income housing tax
   credit interests.............     94,241                                   110,124
 Investment in joint ventures...     19,790                                    66,448
 Real estate owned, net.........    170,132                                   116,133
 Other assets...................    248,163                                   196,413
                                 ----------                                ----------
   Total assets................. $3,094,784                                $2,306,491
                                 ==========                                ==========
 AVERAGE LIABILITIES AND
   STOCKHOLDERS' EQUITY:
 Interest-bearing  demand
   deposits..................... $   25,734     $   215            3.34%   $   26,505    $   263           3.97%
 Savings deposits...............      1,915          11            2.30         3,205         18           2.25
 Certificates of deposit........  1,897,059      29,523            6.23     1,589,450     25,258           6.36
                                 ----------     -------                    ----------    -------
   Total interest-bearing
     deposits...................  1,924,708      29,749            6.18     1,619,160     25,539           6.31
 Securities sold under
   agreements to repurchase.....     26,854         467            6.96        30,738        415           5.41
 Federal Home Loan Bank
   advances.....................      5,543          82            5.92        72,589      1,064           5.86
 Obligations outstanding
   under lines of credit........    198,414       3,267            6.59            --         --             --
 Notes, debentures and other
   interest bearing
   obligations..................    227,003       6,748           11.89       236,261      6,889          11.66
                                 ----------     -------                    ----------    -------
    Total interest-bearing lia-
      bilities, interest expense. 2,382,522      40,313            6.77     1,958,748     33,907           6.92
                                                -------                                  -------
 Non-interest bearing
   deposits.....................     23,345                                    27,295
 Escrow deposits................     90,587                                    43,982
 Other liabilities..............    188,836                                    86,612
                                 ----------                                ----------
   Total liabilities............  2,685,290                                 2,116,637
 Stockholders' equity...........    409,494                                   189,854
                                 ----------                                ----------
   Total liabilities and
     stockholders' equity....... $3,094,784                                $2,306,491
                                 ==========                                ==========
 Net interest income before
   provision for loan losses....                $33,423                                  $16,385
                                                =======                                  =======
 Net interest spread............                                   4.73%                                   4.08%
 Net interest margin............                                   5.21%                                   3.59%
 Ratio of interest earning
   assets to interest bearing
   liabilities..................        108%                                       93%

OCWEN FINANCIAL CORPORATION
AVERAGE BALANCE / RATE ANALYSIS
                                                         Twelve Months Ended December 31,
                                  ----------------------------------     ---------------------------------
                                                 1997                                   1996
                                  ----------------------------------     ---------------------------------
                                   Average                Annualized     Average                Annualized
                                   Balance    Interest    Yield/rate     Balance   Interest     Yield/rate
                                  --------   ---------    ----------     -------   --------     ----------
                                                          (Dollars in thousands)
 AVERAGE ASSETS:
 Federal funds sold and
   repurchase agreements........   $163,671  $  8,959         5.47%  $   84,997  $   4,681          5.51%
 Securities available for sale..    299,558    28,545         9.53      284,433     26,932          9.47
 Securities held for trading....      3,295       248         7.53       21,291      1,216          5.71
 Loans available for sale ......    171,837    18,368        10.69      175,078     17,092          9.76
 Loan portfolio.................    410,863    54,701        13.31      328,378     36,818         11.21
 Discount loan portfolio........  1,283,020   157,649        12.29      675,345    103,165         15.28
 Investment securities and other     36,905     4,061        11.00       36,264      3,990         11.00
                                  ---------   -------                 ---------  ---------
      Total interest-earning
      assets, interest income...  2,369,149  $272,531        11.50    1,605,786    193,894         12.07
                                             --------                            ---------
 Non-interest earning cash......     14,843                               6,372
 Allowance for loan losses......    (22,001)                            (11,250)
 Investments in
   low-income housing tax
   credit interests.............     96,096                              83,110
 Investment in joint ventures...     34,777                              46,193
 Real estate owned, net.........    131,007                             137,250
 Other assets...................    211,643                             145,822
                                 ----------                          ----------
      Total assets.............. $2,835,514                          $2,013,283
                                 ==========                          ==========

 AVERAGE LIABILITIES AND
     STOCKHOLDERS' EQUITY:
 Interest-bearing demand
   deposits..................... $   31,719  $  1,220         3.85%  $   33,167  $     620          1.87%
 Savings deposits...............      2,121        49         2.31        3,394         78          2.30
 Certificates of deposit........  1,964,351   120,801         6.15    1,481,197     93,075          6.28
                                  ---------  --------                 ---------  ---------
      Total interest-bearing
        deposits................  1,998,191   122,070         6.11    1,517,758     93,773          6.18
 Securities sold under
   agreements to repurchase.....     16,717     1,000         5.98       19,581      1,101          5.62
 Federal Home Loan Bank advances      9,482       518         5.46       71,221      4,053          5.69
 Obligations outstanding under
   lines of credit..............     84,272     5,578         6.62           --         --            --
 Notes, debentures and other
   interest bearing obligations.    228,233    27,123        11.88      148,282     17,233         11.62
                                  ---------  --------                 ---------  ---------
      Total interest-bearing
   liabilities, interest expense  2,336,895   156,289         6.69    1,756,842    116,160          6.61
                                             --------                            ---------
 Non-interest bearing deposits..     23,224                              10,938
 Escrow deposits................     78,986                              41,306
 Other liabilities..............    106,379                              42,865
                                 ----------                          ----------
      Total liabilities.........  2,545,484                           1,851,951
 Stockholders' equity...........    290,030                             161,332
                                 ----------                          ----------
      Total liabilities and
        stockholders' equity.... $2,835,514                          $2,013,283
                                 ==========                          ==========
 Net interest income before
   provision for loan losses....             $116,242                            $  77,734
                                             ========                            =========
 Net interest spread ...........                              4.81%                                 5.46%
 Net interest margin ...........                              4.91%                                 4.84%
 Ratio of interest earning
 assets to interest bearing
 liabilities ...................        101%                                91%

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                                             December 31,
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                           --------------------------
                                                                                        1997          1996
                                                                                    -----------    -----------
ASSETS
Cash and amounts due from depository institutions ...............................   $    12,243    $     6,878
Interest bearing deposits .......................................................       140,001         13,341
Federal funds sold and repurchase agreements ....................................            --         32,000
Securities held for trading .....................................................            --         75,606
Securities available for sale, at market value ..................................       430,524        354,005
Loans available for sale, at lower of cost or market ............................       177,041        126,366
Investment securities, net ......................................................        59,567          8,901
Loan portfolio, net .............................................................       266,299        402,582
Discount loan portfolio, net ....................................................     1,434,176      1,060,953
Investments in low- income housing tax credit interests .........................       128,614         93,309
Investment in joint ventures ....................................................         1,056         67,909
Real estate owned, net ..........................................................       167,265        103,704
Investment in real estate .......................................................        65,972         41,033
Premises and equipment, net .....................................................        21,542         14,619
Income taxes receivable .........................................................            --         15,115
Deferred tax asset ..............................................................        45,148          5,860
Excess of purchase price over net assets acquired ...............................        15,560             --
Principal, interest and dividends receivable ....................................        17,284         16,821
Escrow advances on loans ........................................................        47,888         27,409
Other assets ....................................................................        38,985         17,274
                                                                                    -----------    -----------
                                                                                    $ 3,069,165    $ 2,483,685
                                                                                    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits .....................................................................   $ 1,982,822    $ 1,919,742
   Advances from the Federal Home Loan Bank .....................................            --            399
   Securities sold under agreements to repurchase ...............................       108,250         74,546
   Notes, debentures and other interest bearing obligations .....................       226,975        225,573
   Obligations outstanding under lines of credit ................................       118,304             --
   Accrued interest payable .....................................................        32,238         24,843
   Income taxes payable .........................................................         3,132             --
   Accrued expenses, payables and other liabilities .............................        51,709         34,986
                                                                                    -----------    -----------
     Total liabilities ..........................................................     2,523,430      2,280,089
                                                                                    -----------    -----------

Company-obligated, mandatorily redeemable securities of subsidiary trust holding
   solely junior subordinated debentures of the Company .........................       125,000             --
Minority interest ...............................................................         1,043             --

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares issued
     and outstanding ............................................................            --             --
   Common stock, $.01 par value; 200,000,000 shares authorized; 60,565,835 and
     53,488,340 shares issued and outstanding at December 31, 1997 and 1996,
     respectively ...............................................................           606            535
   Additional paid-in capital ...................................................       164,751         22,990
   Retained earnings ............................................................       259,349        180,417
   Unrealized (loss) gain on securities available for sale and equity securities,
     net of taxes................................................................        (5,014)         3,486
   Notes receivable on exercise of common stock options .........................            --         (3,832)
                                                                                    -----------    -----------
     Total stockholders' equity .................................................       419,692        203,596
                                                                                    -----------    -----------
                                                                                    $ 3,069,165    $ 2,483,685
                                                                                    ===========    ===========

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
----------------------------------------------------------------------------------------------------------------------------
                                                                       Three Months                     Twelve Months
                                                               -----------------------------   -----------------------------
For the periods ended December 31,                                  1997           1996             1997            1996
                                                               -------------   -------------   -------------   -------------
Interest income:
   Federal funds sold and repurchase agreements .............   $      1,663    $        842    $      8,959    $      4,681
   Securities available for sale ............................          5,775           6,978          28,545          26,932
   Securities held for trading ..............................             --           1,216             248           1,216
   Loans available for sale .................................          7,277           2,923          18,368          17,092
   Loans ....................................................         16,910          10,084          54,701          36,818
   Discount loans ...........................................         40,809          27,313         157,649         103,165
   Investment securities and other ..........................          1,302             936           4,061           3,990
                                                                ------------    ------------    ------------    ------------
                                                                      73,736          50,292         272,531         193,894
                                                                ------------    ------------    ------------    ------------
Interest expense:
   Deposits .................................................         29,749          25,539         122,070          93,773
   Securities sold under agreements to repurchase ...........            467             415           1,000           1,101
   Advances from the Federal Home Loan Bank .................             82           1,064             518           4,053
   Obligations outstanding under lines of credit ............          3,267              --           5,578              --
   Notes, debentures and other interest bearing obligations .          6,748           6,889          27,123          17,233
                                                                ------------    ------------    ------------    ------------
                                                                      40,313          33,907         156,289         116,160
                                                                ------------    ------------    ------------    ------------
      Net interest income before provision for loan losses ..         33,423          16,385         116,242          77,734
Provision for loan losses ...................................         10,479           3,611          32,218          22,450
                                                                ------------    ------------    ------------    ------------
      Net interest income after provision for loan losses ...         22,944          12,774          84,024          55,284
                                                                ------------    ------------    ------------    ------------
Non-interest income:
  Servicing fees and other charges ..........................          8,479           2,737          25,881           4,682
  Gains on sales of interest earning assets, net ............         36,070           4,102          82,212          21,682
  Income (loss)  on real estate owned, net ..................         (1,351)           (640)          7,277           3,827
  Other income ..............................................            600           4,596           8,498           7,112
                                                                ------------    ------------    ------------    ------------
                                                                      43,798          10,795         123,868          37,303
                                                                ------------    ------------    ------------    ------------
Non-interest expense:
  Compensation and employee benefits ........................         22,504          15,873          77,573          39,043
  Occupancy and equipment ...................................          5,839           2,543          17,657           8,921
  Net operating loss (income) on investments in real estate
    and certain low-income housing tax credit interests .....          2,973            (326)          4,792            (425)
  Savings Association Insurance Fund recapitalization
   assessment ...............................................             --              --              --           7,140
  Other operating expenses ..................................         10,482           4,430          26,771          14,927
                                                                ------------    ------------    ------------    ------------
                                                                      41,798          22,520         126,793          69,606
                                                                ------------    ------------    ------------    ------------
Distributions on Company-obligated, mandatorily redeemable
  securities of subsidiary trust holding solely junior
  subordinated debentures of the Company ....................          3,399              --           5,249              --

Equity in earnings of investment in joint ventures ..........          7,468          33,103          23,688          38,320
                                                                ------------    ------------    ------------    ------------

     Income before income taxes .............................         29,013          34,152          99,538          61,301
Income tax expense ..........................................         (6,398)         (9,092)        (21,309)        (11,159)
Minority interest in net loss of consolidated subsidiary ....            319              --             703              --
                                                                ------------    ------------    ------------    ------------
     Net income..............................................   $     22,934    $     25,060    $     78,932    $     50,142
                                                                ============    ============    ============    ============
Earnings per share:
     Basic...................................................   $       0.38    $       0.47    $       1.40    $       0.99
                                                                ============    ============    ============    ============
     Diluted.... ............................................   $       0.37    $       0.46    $       1.39    $       0.94
                                                                ============    ============    ============    ============
Weighted average common shares outstanding:
     Basic...................................................     60,541,578      53,488,340      56,185,956      50,556,572
                                                                ============    ============    ============    ============
     Diluted.................................................     61,321,725      53,932,118      56,836,484      53,378,882
                                                                ============    ============    ============    ============

                                       15